EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-42579, 333-63333, 333-53127, 333-102429 and 333-55342) of RealNetworks, Inc. of our report dated May 1, 2003 relating to the financial statements of Listen.com, Inc., which appears in the Current Report on Form 8-K/A of RealNetworks, Inc. dated September 12, 2003.

/s/  PricewaterhouseCoopers LLP

San Jose, California
September 12, 2003